Exhibit 4.4

Dated the February 2021

Quantum Infosec Inc.

(as “Vendor”)

and

Guardforce AI Co., Limited

(as “Purchaser”)

SALE AND PURCHASE AGREEMENT

relating to share capital of

Handshake Networking Limited

(the “Company”)

THIS AGREEMENT is made on February 2021

BETWEEN

(1)	Quantum Infosec Inc., a British Virgin Islands company (Company No.609120) of PO Box 958, Pasca Estate, Road Town, Tortola, British Virgin Islands (“the Vendor”);

(2)	Guardforce AI Co., Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal address at 96 Vibhavadi Rangsit Road, Talad Bangkhen, Laksi, Bangkok 10210, Thailand (“the Purchaser”); and

(3)	Handshake Networking Limited, a Hong Kong company (Company registration No. 887257) of Room 1002, 10/F, Win Century Centre, 2A Mong Kok Road, Mong Kok, Kowloon, Hong Kong (“the Company”).

WHEREAS:-

(A)	The Company is a private company incorporated in Hong Kong. At the date of this Agreement, the Company has an issued share capital of HKD1,000.00 divided into 1000 ordinary shares (the “Shares”).

(B)	The Vendor legally holds 1000 shares, representing 100% of the issued share capital of the Company. The Vendor agrees to sell, and the Purchaser agrees to purchase 510 shares, representing 51% shareholdings of the Company (the “Sale Shares”).

(C)	The Vendor is the registered and beneficial owner of the Sale Shares.

(D)	The parties hereto agree to sign this Agreement on the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement and the Recitals hereto unless otherwise expressed or required by context, the following expressions shall have the respective meanings set opposite thereto, as follows:-

Expression	Meaning

“Business Day”	any day other than a Saturday, Sunday or public holiday on which The Hongkong and Shanghai Banking Corporation Limited is open for business in Hong Kong

“Company”	Handshake Networking Limited, whose particulars are set out in Schedule 1, and includes all subsidiaries for the purpose of Schedule 2

“Completion”	completion of the sale and purchase of the Sale Shares which is to be effected on the Completion Date

“Completion Date”	28 February 2021

“HK$”	Hong Kong dollars

“US$”	United States dollars

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Consideration Shares”	at a total valuation of HK$2,550,000

“Purchase Price”	HK$2,550,000 to be paid by a total of 131,105 common shares of the Purchaser. The Purchaser is presently quoted on the US OTCPK for the symbol GRDAF. Each share of the Purchaser is valued at US$2.50.

“Sale Shares”	the 510 shares beneficially owned by the Vendor representing 51% issued share capital of the Company

“Senior Management”	means the person(s) listed in Schedule 3

“Shares”	all shares in the capital of the Company

“Warranties”	the warranties, representations, and undertakings given by the Vendor to the Purchaser hereunder

1.2	The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3	References to Clauses, Schedules, Recitals and Annexures are references to clauses, schedules, recitals and annexures of this Agreement and all shall form part of this Agreement.

1.4	Words and expressions in the singular include the plural and vice versa and words importing a gender include every gender.

1.5	References to person include any public body and any body of persons, corporate, unincorporated associations and partnership.

1.6	References to Ordinances, statutes, legislation or enactments shall be construed as references to such Ordinances, statutes, legislation or enactments as may be amended or re-enacted from time to time and for the time being in force.

2.	SALE AND PURCHASE OF SHARE

2.1	Subject to the terms and conditions of this Agreement, the Vendor as beneficial owner hereby agrees to sell and the Purchaser hereby agrees to purchase at the Purchase Price the Sale Shares free from any and all options, liens, charges and encumbrances or third-party rights of whatsoever nature and with all rights now or hereafter becoming attached thereto (including, the right to receive all dividends and distributions declared, made or paid on or after the date hereof).

2.2	Subject to the terms and conditions of this Agreement, it is agreed that the Purchase Price is to be paid by the Purchaser to the Vendor on the Completion Date by issuing and delivering the physical share certificate(s) of 131,105 common shares of the Purchaser free from encumbrances to the designated parties of the Vendor (the “Consideration Shares”). The Purchaser undertakes to assist the Vendor to complete the necessary registration of the Consideration Shares.

2.3	If all of the conditions in Clause 3 are not satisfied by the date or dates specified in that Clause or the Purchaser validly terminates this Agreement, the Purchaser shall then have no obligation to issue the share certificate as mentioned in Clause 2.2 above to the Vendor and the Vendor shall have no obligation to sell the Sale Shares to the Purchaser.

3.	CONDITIONS POST SIGNING AND AFTER COMPLETION

3.1	Between the date hereof and until the Completion Date, the Vendor shall:-

(a)	carry on business in the normal course and in a manner consistent with the conduct of business before the date hereof;

(b)	use reasonable endeavours to preserve its present relationships with customers, suppliers, distributors, creditors, lessors, employees, business associates and other persons with which it has material business relations; and
(c)	procure that the Company promptly provides all documents, access and assistance as the Purchaser may reasonably require to complete its due diligence review.

3.2	The Vendor shall use his best endeavours to assist in the matters in relation to change of record of shareholder and director with bank accounts of the subsidiaries of the Company and Company Registry’s record forthwith after Completion.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date when:-

(a)	the Vendor shall deliver or procure the delivery to the Purchaser the following:-

(i)	bought and sold notes and instruments of transfer signed by the Vendor in favour of the parties as directed by the Purchaser in relation to the Sale Shares;

(ii)	share certificate in respect of the Sale Shares;

(iii)	the original certificate of incorporation and copies of the Memorandum and Articles of Association of the Company;

(iv)	the statutory books of the Company made up to date and any unissued share certificates, and such other statutory records of the Company as may exist;

(v)	retention agreements duly signed by key staff of the Company as mentioned in Schedule 3 hereof;

(vi)	any necessary resolution and consent from every director of the Company to give effect to the entry into and performance by the Vendor of this Agreement;

(vii)	annual financial reports of the Company for the year of 2018, 2019 and 2020;

(viii)	Form ND2A with respect to the resignation of the present company secretary; and

(ix)	updated Certificate of Incumbency of the Vendor.

(b)	the Vendor will cause a meeting of the board of director(s) of the Company to be held at which resolutions shall be passed to:-

(i)	approve the transfer of the Sale Shares and the issue of new certificate for the Share in the name of the Purchaser; and

(ii)	appoint such other persons as the Purchaser may nominate as directors, company secretary and auditors of the Company and resignation of the present company secretary to take effect upon Completion.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	The Vendor hereby represents and warrants to and undertakes with the Purchaser that save as disclosed herein each of the Warranties set out in Schedule 2 as at the date hereof and shall be for all times up to and including the Completion Date are true and correct in all respects.

5.2	The Vendor shall on demand indemnify the Purchaser against any loss, damage, cost or expense suffered or incurred by the Purchaser or the Company arising directly or indirectly from the breach of any of the Warranties or any other terms of this Agreement (the “Undertaking”), such loss, damage, cost and expense including, but not limited to:

(a)	any cost of correcting or restoring the subject matter to the warranted or covenanted state or condition;

(b)	any consequential loss suffered by the Purchaser as a result of or in connection with such breach;

(c)	any internal costs incurred by the Purchaser as a result of or in connection with the rectification of such breach; and

(d)	all solicitors, accountants and other adviser's costs, including legal or other costs associated with the enforcement or realisation of this indemnity.

5.3	(a) The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Vendor’s Warranties.

(b)	Each of the warranties shall constitute a separate and independent warranty, and the Purchaser shall have a separate claim and right of action in respect of every breach of any of the Warranties.

(c)	The Vendor’s Warranties shall survive Completion.

(d)	The Vendor shall give, and shall procure the Company to give, to the Purchaser, information and documentation relating to the Company as the Purchaser shall reasonably require to enable them to satisfy themselves as to the accuracy and due observance of the Vendor’s Warranties.

5.4	The Vendor warrants that the key staff of the Company (as described in Schedule 3 hereto) shall enter into individual retention agreements with the Company on Completion.

5.5	The Vendor agrees that the Purchaser shall have the right to appoint certain employees to the Company to participate in the business operation, exact arrangement to be agreed.

5.6	The Vendor agrees not to sell any Consideration Shares until two years after the date of Completion (the “Lockup Period”).

5.7	The Vendor warrants that it shall not sell the remaining 49% of the Company to any third party except for the Purchaser.

5.8	Both parties agree that apart from the Lockup Period as stated in Clause 5.6 above, the Consideration Shares (at a total valuation of HK$2,550,000) shall also be subject to the clawback for the targets as follows: (i) 25% of the Consideration Shares (ie HK$637,500) shall be subject to the revenue target of the Company in 2021 (HK$5,000,000); (ii) 25% of the Consideration Shares (ie HK$637,500) shall be subject to the net profit target of the Company in 2021 (HK$200,000); (iii) 25% of the Consideration Shares (ie HK$637,500) shall be subject to the revenue target of the Company in 2022 (HK$7,500,000); and (iv) the remaining 25% of the Consideration Shares (ie HK$637,500) shall be subject to the net profit target of the Company in 2022 (HK$750,000). The difference between the targets above and the final respective revenue and net profit figures as reflected in the audited accounts shall be the amount of Consideration Shares to be clawed back. The transfer price of the Consideration Shares when clawed back shall be US$2.50 per share.

5.9	Subject to the rules of PCI (the PCI Security Standards Council), and at a mutually-agreed time after Completion, the Vendor agrees to facilitate and support the process of creating a new PCI ASV (the Approved Scanning Vendor) certification for the Purchaser in a region of their choosing.

5.10	Both parties agrees that in the event that the Company needs to raise further working capital after Completion, the Purchaser, subject to a mutually agreed business plan, agrees to provide further working capital to the Company in the form of shareholder’s loan. The shareholder’s loan shall be interest bearing at a rate to be determined.

5.11	Mr. Richard James Stagg (Holder of HKID No.R087548(0)) and Mr. David William Walker (Holder of HKID No.XD836507(0)) agree(s) to jointly and severally warrant for the performance of obligations and liabilities of the Vendor and the Company under this Agreement.

5.12	It is hereby agreed that the Purchaser shall have the right to add more warranty clauses (by way of supplemental agreement or side letter) after completing the due diligence review before Completion.

6.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

7.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties hereto in connection with the sale and purchase of Share under this Agreement and supersedes all previous negotiation proposals, representations, understanding, warranties, agreements or undertakings relating thereto whether oral, written or otherwise.

8.	TIME

8.1	Time shall be of the essence of this Agreement in every respect.

8.2	No time or indulgence given by any party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

9.	ASSIGNMENT

This Agreement shall not be assignable by any party hereto without the consent of the other party whose consent shall not be unreasonably withheld.

10.	NOTICES AND OTHER COMMUNICATIONS

10.1	All notices, requests, reports, submissions and other communications permitted or required to be given under this Agreement shall be deemed validly served by hand delivery or by fax or by telex or by prepaid registered letter sent through the post to the parties’ addresses given hereinbelow until such time as any party shall give to the other party hereto not less than 5 Business Days prior written notice of a change of address in accordance with the provisions hereof and any notice served by hand shall be deemed to have been served on delivery, any notice served by fax or by telex shall be deemed to have been served on receipt of answerback advice, and any notice served by prepaid registered letter shall be deemed to have been served 3 Business Days after the time at which it was posted and in proving service it shall be sufficient to prove that the notice was properly addressed and delivered or sent or posted, as the case may be.

11.	COSTS AND EXPENSES

11.1	The parties shall bear their own legal and professional fees, stamp duties, costs and expenses in the preparation and completion of this Agreement, and any other documents in relation thereto and in connection with the sale and purchase herein. The parties also hereby expressly state that he/she has consulted his/her own independent lawyers and/or other professional party(ies) before entering into this Agreement.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1	The Vendor agrees that the Purchaser shall have rights to use the intellectual property rights registered under the Company’s name (if any), inter alia, any trademarks, copyrights and patents. Any license agreement may be reached if requested or necessary with regard to the use of any above-mentioned intellectual property rights.

13.	GOVERNING LAW AND JURISDICTION

13.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong Courts.

14.	OTHER PROVISIONS

14.1	It is hereby declared that (if the context permits or requires) words importing the singular number shall include the plural number and vice versa; words importing the masculine gender shall include the feminine gender and the neuter gender; words importing persons shall include corporation.

[Signature page to follow]

AS WITNESS whereof the parties hereto have signed this Agreement on the date set forth on the first page of this Agreement.

SIGNED by, a director	)
for and on behalf of	)
Quantum Infosec Inc.	)
)
)
in the presence of: [ ]	)

SIGNED by Terence Yap, a director	)
for and on behalf of	)
Guardforce AI Co., Limited	)
)
in the presence of: [ ]	)

SIGNED by, a director	)
for and on behalf of	)
Handshake Networking Limited	)
)
in the presence of: [ ]	)

For the purpose of Clause 5.11:
(I) SIGNED SEALED and DELIVERED	)

(I) by Mr Richard James Stagg	)
(Holder of HKID No.R087548(0)))
)
in the presence of: [ ]	)

(II) SIGNED SEALED and DELIVERED	)
by Mr David William Walker	)
(Holder of HKID No.XD836507(0)))
)
in the presence of: [ ]	)

SCHEDULE 1

PARTICULARS OF THE COMPANY

(1)	Company Name	:	Handshake Networking Limited

(2)	Company No.	:	887257

(3)	Place of Incorporation	:	Hong Kong

(4)	Date of Incorporation	:	8 March 2004

(5)	Registered Office	:	Room 1002, 10/F, Win Century Centre, 2A Mong Kok Road, Mong Kok, Kowloon, Hong Kong

(6)	Issued and paid-up Share Capital	:	HKD1,000.00

(7)	Shareholder and Shareholdings	:	Quantum Infosec Inc. (incorporated in the British Virgin Islands) holding 100% issued shares

(8)	Directors	:	Richard James STAGG; David William WALKER

SCHEDULE 2

WARRANTIES

The Vendor hereby represents and warrants to the Purchaser that all representations and statements set out in this Schedule 2 or otherwise contained in this Agreement are and will be true and accurate as at the date hereof with reference to the facts and circumstances subsisting at such time.

1.	General

1.1	The Vendor has full power and authority, and has obtained all necessary consents and approvals, to enter into this Agreement and to exercise his rights and perform his obligations hereunder and (where relevant) all corporate and other actions required to authorize the execution of this Agreement and its performance of its obligations hereunder have been duly taken. This Agreement is a legal, valid and binding agreement on the Vendor and is enforceable in accordance with its terms.

1.2	The obligations of the Vendor under this Agreement shall at all times constitute direct, unconditional, unsecured, unsubordinated and general obligations of, and shall rank at least pari passu with, all other present and future outstanding unsecured obligations, issued, created or assumed by the Vendor.

1.3	The execution, delivery and performance of this Agreement by the Vendor does not and shall not violate in any respect any provision of:

(a)	any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong;

(b)	the laws and documents incorporating and constituting the Vendor; or

(c)	any agreement or other undertaking to which the Vendor or the Company is a party or which is binding upon it or any of its assets, and does not and shall not result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any such agreement or other undertaking.

1.4	All information given by or on behalf of the Vendor or the Company to the Purchaser or any of their representatives was when given and is at the date of this Agreement true, complete and accurate in all respects and not misleading in any respect.

1.5	All information about the Company and the Sale Shares which, if disclosed, may reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement or cause the Purchaser to reduce its assessment of the value of the Sale Shares or cause it to seek additional contractual obligations, has been disclosed on the basis of the utmost good faith to the Purchaser in writing prior to the date of this Agreement.

2.	Shares

2.1	The Sale Shares represent 51% of the issued share capital of the Company. The Sale Shares were allotted, issued and fully paid up in accordance with the constitutional documents of the Company and all relevant laws.

2.2	The Sale Shares are legally and beneficially owned by the Vendor free from all liens, claims, equities, charges, encumbrances or third party rights of whatsoever nature.

2.3	No consent of, or filing or registration with, any third party (including any regulatory body) is required by the Vendor or the Company (or as far as the Vendor are aware by the Purchasers) for the sale and purchase of any of the Sale Shares and the performance of this Agreement.

2.4	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the Sale Shares or any part of the issued or unissued share capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

2.5	There is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares or securities in or debentures of the Company.

3.	Compliance with Laws

3.1	The Company has been and remains validly incorporated or established in accordance with all applicable laws and regulations of Hong Kong and has not committed any criminal, illegal or unlawful act and there is no violation of or default with respect to any ordinance, statute, regulation, order, decree of judgment of any court or government agency of Hong Kong (either in respect of environmental matters or otherwise). All corporate or other documents required to be filed or registered in respect of the Company with the relevant authorities have been duly filed.

3.2	All shares, debentures or other securities issued or allotted by the Company have been and remain validly issued or allotted.

3.3	The Company (and its directors as such) has at all times prior to Completion complied with its constitutional documents and all applicable legislation and obtained and complied with all necessary licenses, consents and other permissions and regulatory or third party approvals (together "Licenses") relevant to the business of (including transactions entered into by) the Company (whether in the country in which it is incorporated or elsewhere). All Licenses are in full force and effect and there is no circumstance which might invalidate any Licenses or render it liable to forfeiture or modification or affect its renewal.

3.4	The Company has not committed any breach of contract or statutory duty or any other unlawful act which could lead to a claim for damages against it and no event has occurred as regards the Company which would entitle any third party to terminate any contract or any benefit enjoyed by the Company or call in any money before its normal due date.

3.5	None of the Company’s assets or processes used in or aspects of the Company’s business involves the use, discharge or disposal of materials which is hazardous or otherwise regulated by any environmental legislation or other laws of Hong Kong, or which may lead to any possible claim by a third party for pollution, contamination, or environmental damage, or which may require the Company to repair, clean up or otherwise take any remedial action in relation to any environmental damage or degradation.

4.	Taxation

4.1	The Company has complied with all other relevant legal requirements relating to registration or notification for Taxation purposes.

4.2	The Company has:

(a)	paid or accounted for all Taxation (if any) due to be paid or accounted for by it to the competent fiscal authority before the date of this Agreement; and

(b)	taken all reasonable steps to obtain any repayment of or relief from Taxation available to it.

4.3	The returns which ought to have been made by or in respect of the Company for any Taxation purposes have been made and all such returns have been prepared on a correct and proper basis.

5.	Litigation

5.1	The Company is not a party to any litigation, arbitration, prosecution, dispute, investigation or to any other legal or contractual proceeding (together "Proceedings").

5.2	No Proceedings are threatened or pending either by or against the Company or against any person for whose acts or defaults the Company may be vicariously liable and there are no facts known to the Company or any of its Directors which might give rise to any such Proceedings or to any payment.

5.3	The Company is not subject to any order or judgment given by any court or governmental agency and has not been a party to any undertaking or assurance given to any court or governmental agency which is still in force nor are there any facts or circumstances which would be likely to result in the Company becoming subject to any such order or judgment or being required to be a party to any such undertaking or assurance.

6.	Transactions after incorporation

The Company has carried on its business in the ordinary course so as to maintain the same as a going concern and has not:

(a)	issued or repaid or agreed to issue or repay any share or loan capital in whole or in part (other than indebtedness to its bankers) nor has it become bound or liable to be called upon to repay prematurely any loan capital or borrowed money;

(b)	declared, made or paid any dividends or made any other distribution out of profits, reserves or capital and no loans or loan capital has been repaid in whole or in part;

(c)	engaged in, or entered into, any business activities or transactions which are either outside its ordinary course of day-to-day trading operations or which have not been entered into for full value, on normal commercial terms and on an arms length basis;

(d)	depleted its assets by any unlawful act on the part of any person;

(e)	incurred any capital expenditure or undertaken or authorised any capital commitments with an aggregate value in excess of HK$1,000,000.00;

(f)	committed any breach which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(g)	increased, or agreed to increase, the remuneration (including bonuses) payable to any director or employee except for their normal salary increment;

(h)	realised any book debts for less than their face amount, and no indication has been received that any debt now owing to any of the members of the Company may not be recovered in full;

(i)	has been affected by any abnormal factor in any material respect;

(j)	materially defaulted in any of its contractual obligations;

(k)	suffered any material adverse change in its turnover or financial or trading position;

(l)	discontinued to pay its creditors in the ordinary course of business; or

(m)	encountered any further liability or contingent liability for taxation otherwise than as a result of tracing activities in the ordinary course of its business.

7.	Contracts and Commitments

7.1	The Company is not in breach of any deed, agreement or undertaking to which it is a party, nor does it have any outstanding actual or contingent liability in respect of any previous deeds, agreements or undertakings to which it has been a party.

7.2	Except for the Sino-American political reasons which may affect the PCI ASV certification, the Vendor is not aware of the invalidity, or of any grounds for determination, recession, avoidance or repudiation, of any agreement to which the Company is a party.

7.3	In relation to all agreements to which the Company is a party (the "Business Agreements"):

(a)	each Business Agreement is valid, binding and legally enforceable against the parties thereto in accordance with its terms;

(b)	no party to any Business Agreement is in breach of any of the terms thereof; and

(c)	all approvals or consents required from any regulatory authorities or third parties in connection with the Business Agreements have been obtained and remain current.

7.4	Save as disclosed to the Purchaser by the Vendor, the Company is not a party to or has any liability in respect of:

(a)	any contracts which are unusual or of a long-term nature (i.e. more than one year) save and except those long-term contracts listed in Schedule 4 or involving or which may involve obligations on it of a nature or magnitude calling for special mention or which cannot be fulfilled or performed profitably, or on time, or without undue or unusual expenditure of money or effort;

(b)	any agreement entered into otherwise than by way of bargain at arm's length;

(c)	any arrangements (contractual or otherwise) which may be terminated or prejudicially affected as a result of the sale of the Sale Shares or of compliance with any other provision of this Agreement;

(d)	any contract with any director or associate of the Company or any shareholder of the Company or any of their associates;

(e)	any management, agency, joint venture, partnership or similar agreements;

(f)	any mortgages, debentures, charges, rights of security or third-party rights of any kind whatsoever over any of the assets of the Company;

(g)	any loan agreement, overdraft facility, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement (except for the current loan from shareholder);

(h)	any agreement to factor its debts or otherwise engage in financing of a type which would not require to be shown or reflected in the accounts;

(i)	any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude;

(j)	any agreement which restricts its freedom to carry on any business in any part of the world in such manner as it thinks fit or its ability to disclose or use the information in its possession (save and except for the PCI agreement signed between PCI Security Standards Council and Handshake Networking Limited);

(k)	any outstanding offer or agreement which is likely to result in the Company incurring a loss in fulfilling its obligations thereunder;

(l)	any guarantee, warranty, or representation, in respect of goods or services supplied or contracted to be supplied by it or any liability or obligation that would apply after any such goods or services had been supplied by it;

(m)	any agreement which cannot be terminated by it without payment of punitive compensation by less than 90 days’ notice, or which imposes any obligation to be performed by it more than 365 days from the date of the agreement;

(n)	any agreement to which any of the Vendor is a party and which requires to be assigned to or vested in the Company to enable the Company to carry on its business or enjoy the rights to the same extent as carried on or enjoyed prior to the date of this Agreement;

(o)	any contract or arrangement for the sharing of profits with any other person or for the payment to any other person of any sum dependent on the profits of the Company; or

(p)	any powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on its behalf.

8.	Solvency

8.1	The Company is solvent and able to pay its debts as they fall due and has assets of greater value than its liabilities.

8.2	No order has been made or petition presented or resolution passed for the winding up of the Company, nor has any distress, execution or other process been levied against the Company or action taken to repossess goods in the possession of the Company.

8.3	No steps have been taken for the appointment of an administrator or receiver of any part of the Company's property and the Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

8.4	No floating charge created by the Company has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

8.5	The Company is not a party to any transaction which could be avoided in a winding up.

9.	Insurance

9.1	The Company has effected and maintains valid policies of insurance in an amount and to the extent (including third party liability) that it is prudent to do so in the business carried on by it. All premiums due in respect of such policies of insurance have been paid in full and all other material conditions of the policies have been performed and observed in full. Nothing has been done or omitted to be done whereby any of the policies has or may become void or voidable and none of the policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of a fair market rate.

9.2	No claim is outstanding either by the insurer or the insured under any of the said policies and no claim against the Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by the Company.

9.3	The Company is not aware of any circumstances which would or might entitle the Company to make a claim under any of the policies or which would or might be required under any of the policies to be notified to the insurers.

9.4	The Company is not aware of any circumstances which would or might increase the insurance premium.

10.	Premises

10.1	In respect of the Company:

(a)	it has the right to the full use, occupation and enjoyment of all the premises currently used or occupied by it (the "Premises"), written valid and subsisting tenancy agreements or leases with the Company exist for each of the Premises, all legislation and government rules, regulations, bye-laws and orders in the jurisdictions in which the Premises are located and relevant to the use and occupation of the Premises by the Company, whether of a national or a local nature, have been complied with in full and all government consents and approvals have been obtained;

(b)	in respect of any tenancy agreements or leases relating to the Premises, such agreements or leases contain provisions commonly included for the protection of the tenant, do not contain any unusually onerous covenants or obligations on the part of the tenant, all variations have been provided to the Purchaser and the Company has performed all covenants (including the payment of any rents or license fees), obligations and restrictions therein required to be performed by it;

(c)	there are no rights, interests, covenants, conditions, restrictions, exceptions, reservations, licenses, easements, agreements, claims or any other matters or things which may adversely affect its use, occupation and enjoyment of the Premises for the purpose of the business now being carried on at the Premises by it;

(d)	there are no disputes or outstanding or expected notices (whether given by a lessor, a licensor, a governmental authority or any other person) affecting the Company's continuing use of the Premises, there are no rights for a lessor to vary the terms of or to terminate a tenancy agreement or lease and there are no circumstances (including the proposed sale of the Sale Shares) which would entitle or require a lessor, a licensor or any other person to exercise any power of entry upon or to take possession of the Premises or which could otherwise restrict or terminate the continued possession and occupation thereof; and

(e)	the Premises are in good and substantial repair and condition and no flooding, subsidence or other defect of any kind adversely affects or has adversely affected the Premises.

11.	Confidential Information

11.1	The Company is not aware of any misuse of confidential information belonging to third party.

11.2	There was no disclosure of Company’s confidential information to any third party.

12.	Miscellaneous

12.1	The Company has not itself nor vicariously:

(a)	committed any breach of any statutory provision, order, bye-law or regulation binding upon it or of any provision of its memorandum of association or articles of association or of any trust deed, agreement or license to which it is a party or of any covenant, mortgage, charge or debenture given by it;

(b)	entered into any transaction which is or may be unenforceable by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal; or

(c)	omitted to do anything required or permitted to be done by it necessary for the protection of its respective title to or for the enforcement or the preservation of any order or priority of any properties or rights owned by it.

12.2	No one is entitled to receive from the Company any finder's fee, brokerage or commission in connection with the sale of the Sale Shares.

12.3	The Company owns the trademark(s), copyright and patent (collectively the “Intellectual Properties”) as already disclosed to the Purchaser. The Company warrants that the Intellectual Properties are good and free of any litigation and encumbrances.

SCHEDULE 3

SENIOR MANAGEMENT

1. Mr Richard James Stagg (Holder of Hong Kong Identity Card No. R087548(0)) of Flat B 23/F Block 5, Coastal Skyline, 12 Tung Chung Waterfront Road, Tung Chung, NT

2. Mr David William Walker (Holder of Hong Kong Identity Card No. XD836507(0)) of 1/F House 20, San Shek Wan Village, Lantau Island, NT

3. Mr Jian Cheng (“JC”) Situ (Holder of Hong Kong Identity Card No. R220275(0)) of Room 650, Kam Wah House, Choi Hung Estate, Kowloon

SCHEDULE 4

LONG TERM CONTRACT